Exhibit 10.1

REIMBURSABLE SPACE ACT AGREEMENT
BETWEEN
THE NATIONAL AERONAUTICS AND SPACE ADMINISTRATION
AMES RESEARCH CENTER
AND
ZERO GRAVITY SOLUTIONS, INC.
FOR
EVALUATION OF ZGSI'S NUTRIENT DELIVERY SYSTEM FOR
COMMERCIAL AGRICULTURE AND NASA APPLICATIONS

ARTICLE 1. AUTHORITY AND PARTIES

In accordance with the National Aeronautics and Space Act (51 U.S.C. § 20113), this agreement (the "Agreement") is entered into by the National Aeronautics and Space Administration Ames Research Center, located at Moffett Field, CA 94035 (hereinafter referred to as "NASA" or "NASA ARC") and Zero Gravity Solutions, Inc. located at 190 NW Spanish River Blvd., Suite 101, Boca Raton, FL 33431 (hereinafter referred to as "Partner", "ZGSI" or "Zero Gravity Solutions, Inc."). NASA and Partner may be individually referred to as a "Party" and collectively referred to as the "Parties."

ARTICLE 2. PURPOSE

NASA ARC shall partner with ZGSI for the evaluation of ZGSI's nutrient delivery system for commercial agriculture and NASA applications. The focus of this partnership is the development of new agricultural technologies and products. The initial product to be studied is known as BAM-FX (Bio Available Minerals - Formula X), which encompasses the ZGSI technologies ("ZGSI Products"). BAM-FX is an organic, ionic nutrient delivery formulation designed to effectively deliver biologically available forms of important nutrients to support plant growth.

The primary objectives of the partnership of ZGSI and NASA ARC are the following:

a. To establish the scientific basis for action of ZGSI Products.

b. To quantify the impact of ZGSI Products on plant growth and productivity.

c. To evaluate and test the impact of ZGSI Products on yield physiology of selected crops important to commercial agriculture and NASA applications.

d. To evaluate and test the potential utility of ZGSI Products to NASA space biology and life support applications.

The approach of the partnership is the following:

a. Utilize the unique, ground-based, controlled environment facilities and research personnel at NASA ARC to address a series of science-based questions relevant to both ZGSI and NASA.

b. These scientific data will be jointly evaluated by ZGSI and NASA ARC to determine utility of the ZGSI Products to commercial agriculture and NASA applications.

c. As determined appropriate, space flight and other opportunities would be developed (supported by ZGSI) to test a potential role in achieving NASA goals in plant-based space biology and life support pursuits.

This Agreement lays out a four -phase plan of work (each a "Phase" and collectively, the "Phases"). Below is a summary for each phase. The initiation of Phases Two through Four will depend both on the successful execution of the previous phase and joint agreement between ARC and ZGSI.

a. Phase One - Dose Response for BAM-FX exposure and Impact on Growth

b. Phase Two - Physiological Effects

c. Phase Three - Review Relevance of Applications to NASA and Commercial Targets

d. Phase Four - NASA Applications - Space Biology and Life Support Specific Testing; Remote sensing assessment.

The benefits to ZGSI are working with NASA ARC in order to understand the mode of action and physiological effects leading to increased yields currently observed on earth in commercial agricultural systems. ZGSI will gain access to NASA ARC's unique facilities designed specifically to conduct ecophysiological studies of the type necessary to address the science questions of interest to ZGSI. Additionally, ZGSI will discover if the BAM-FX truly has applications for growing plants in the controlled conditions of spaceflight and for human colonization of other worlds. ZGSI will seek to optimize BAM-FX application methods in controlled environment agriculture on earth and for use in space flight applications.

ARTICLE 3. RESPONSIBILITIES

A. NASA ARC will use reasonable efforts to:

a. Jointly agree with ZGSI on experimental plans in connection with the Phases.

b. Develop experimental protocols and conduct experiments in close consultation with ZGSI technical representatives.

c. Provide controlled environment and laboratory facilities as appropriate to accomplish the scope of work as defined in this Agreement.

d. Prepare Science Reports.

B. ZSGI will use reasonable efforts to:

a. Provide technical personnel to work with NASA in development of plans and analysis of data in connection with the Phases.

b. Provide information related to the ZGSI Products (under confidentiality agreements as appropriate), materials necessary to support studies.

c. Provide reimbursement as prescribed for NASA ARC scientists, support staff, equipment, and supplies, as more fully provided in this Agreement.

ARTICLE 4. SCHEDULE AND MILESTONES

The planned major milestones for the Phases and Responsibilities, as defined in Articles

2 and 3, are as follows:

Phase 1:

a. Study Plan	2 month from Effective Date (as defined below)

b. BAM-FX Dose Response Characterization Report One	4 months from Effective Date

c. BAM-FX Application Rate and Delivery Method Report 10 months from Effective One	10 months from Effective Date

d. Phase 2 go/no-go decision	11 months from Effective Date

e. Quarterly or Semi-Annual reviews of results and plans

Phase 2- Plan and Reports	TBD
Phase 3- Plan and Reports	TBD
Phase 4- Plan and Reports	TBD

ARTICLE 5. FINANCIAL OBLIGATIONS

A. Partner agrees to reimburse NASA an estimated cost of $373,750 for NASA to carry out its responsibilities under this Agreement. In no event will NASA transfer any U.S. Government funds to Partner under this Agreement. Payment must be made by Partner in advance of initiation of NASA's efforts on behalf of the Partner.

B. Payment shall be payable to the National Aeronautics and Space Administration through the NASA Shared Services Center (NSSC) (choose one form of payment):

(1) U.S. Treasury FEDWIRE Deposit System, Federal Reserve Wire Network Deposit System;

(2) pay.gov at www.nssc.nasa.gov/customerservice (select "Pay NASA" from the Quick Links to the left of the page); or

(3) check. A check should be payable to NASA and sent to:

NASA Shared Services Center

FMD — Accounts Receivable For the Accounts of:Ames Research Center

Building 1111,

Jerry Hlass Rd.,

Stennis Space Center, MS 39529

Payment by electronic transfer (#1 or #2, above), is strongly encouraged, and payment by check is to be used only if circumstances preclude the use of electronic transfer. All payments and other communications regarding this Agreement shall reference the Center name, title, date, and number of this Agreement.

C. NASA will not provide services or incur costs beyond the existing payment specified above. Although NASA has made a good faith effort to accurately estimate its costs, it is understood that NASA provides no assurance that the proposed effort under this Agreement will be accomplished for the above estimated amount. Should the effort cost more than the estimate, Partner will be advised by NASA as soon as possible. Partner shall pay all costs incurred and has the option of canceling the remaining effort, or providing additional funding in order to continue the proposed effort under the revised estimate. Should this Agreement be terminated, or the effort completed at a cost less than the agreed-to estimated cost, NASA shall account for any unspent funds within one (1) year after completion of all effort under this Agreement, and promptly thereafter return any unspent funds to Partner.

D. Notwithstanding any other provision of this Agreement, all activities under or pursuant to this Agreement are subject to the availability of funds, and no provision of this Agreement shall be interpreted to require obligation or payment of funds in violation of the Anti-Deficiency Act, (31 U.S.C. § 1341).

ARTICLE 6. PRIORITY OF USE

Any schedule or milestone in this Agreement is estimated based upon the Parties' current understanding of the projected availability of NASA goods, services, facilities, or equipment. In the event that NASA's projected availability changes, Partner shall be given reasonable notice of that change, so that the schedule and milestones may be adjusted accordingly. The Parties agree that NASA's use of the goods, services, facilities, or equipment shall have priority over the use planned in this Agreement. Should a conflict arise, NASA in its sole discretion shall determine whether to exercise that priority. Likewise, should a conflict arise as between two or more non-NASA Partners, NASA, in its sole discretion, shall determine the priority as between those Partners. This Agreement does not obligate NASA to seek alternative government property or services under the jurisdiction of NASA at other locations.

ARTICLE 7. NONEXCLUSIVITY

This Agreement is not exclusive; accordingly, NASA and ZGSI may each enter into similar agreements for the same or similar purpose with other private or public entities.

ARTICLE 8. LIABILITY AND RISK OF LOSS

A. Partner hereby waives any claims against NASA, its employees, its related entities, (including, but not limited to, contractors and subcontractors at any tier, grantees, investigators, customers, users, and their contractors and subcontractors, at any tier) and employees of NASA's related entities for any injury to, or death of, Partner employees or the employees of Partner's related entities, or for damage to, or loss of, Partner's property or the property of its related entities arising from or related to activities conducted under this Agreement, whether such injury, death, damage, or loss arises through negligence or otherwise, except in the case of gross negligence or willful misconduct.

B. Partner further agrees to extend this unilateral waiver to its related entities by requiring them, by contract or otherwise, to waive all claims against NASA, as specified in subsection A. above, its related entities, and employees of NASA and employees of NASA's related entities for injury, death, damage, or loss arising from or related to activities conducted under this Agreement.

ARTICLE 9. LIABILITY AND RISK OF LOSS - PRODUCT LIABILITY

With respect to products or processes resulting from a Party's participation in a Space Act Agreement, each Party that markets, distributes, or otherwise provides such product, or a product designed or produced by such a process, directly to the public will be solely responsible for the safety of the product or process.

ARTICLE 10. INTELLECTUAL PROPERTY RIGHTS - DATA RIGHTS A. General

1. "Related Entity" as used in this Article means a contractor, subcontractor, grantee, or other entity having a legal relationship with NASA or Partner that is assigned, tasked, or contracted to perform activities under this Agreement.

2. "Data" means recorded information, regardless of form, the media on which it is recorded, or the method of recording.

3. "Proprietary Data" means Data embodying trade secrets developed at private expense or commercial or financial information that is privileged or confidential, and that includes a restrictive notice, unless the Data is:

a. known or available from other sources without restriction;

b. known, possessed, or developed independently, and without reference to the Proprietary Data;

c. made available by the owners to others without restriction; or

d. required by law or court order to be disclosed.

4. Data exchanged under this Agreement is exchanged without restriction except as otherwise provided herein.

5. Notwithstanding any restrictions provided in this Article, the Parties are not restricted in the use, disclosure, or reproduction of Data provided under this Agreement that meets one of the exceptions in 3., above. If a Party believes that any exceptions apply, it shall notify the other Party before any unrestricted use, disclosure, or reproduction of the Data.

6. The Parties will not exchange preexisting Proprietary Data under this Agreement unless authorized herein or in writing by the owner.

7. If the Parties exchange Data having a notice that the Receiving Party deems is ambiguous or unauthorized, the Receiving Party shall tell the Providing Party. If the notice indicates a restriction, the Receiving Party shall protect the Data under this Article unless otherwise directed in writing by the Providing Party.

8. The Data rights herein apply to the employees and Related Entities of Partner. Partner shall ensure that its employees and Related Entity employees know about and are bound by the obligations under this Article.

9. Disclaimer of Liability: NASA is not restricted in, or liable for, the use, disclosure, or reproduction of Data without a restrictive notice or for Data Partner gives, or is required to give, the U.S. Government without restriction.

10. Partner may use the following or a similar restrictive notice:

Proprietary Data Notice

The data herein include Proprietary Data and are restricted under the Data Rights provisions of Space Act Agreement SAA2-403069

Partner should also mark each page containing Proprietary Data with the following or a similar legend: "Proprietary Data — Use And Disclose Only Under the Notice on the Title or Cover Page."

B. Data First Produced by Partner Under this Agreement

If Data first produced by Partner or its Related Entities under this Agreement is given to NASA, and the Data is Proprietary Data, and it includes a restrictive notice, NASA will use reasonable efforts to protect it. The Data will be disclosed and used (under suitable protective conditions) only for U.S. Government purposes.

C. Data First Produced by NASA Under this Agreement

If Partner requests that Data first produced by NASA or its Related Entities under this Agreement be protected, and NASA determines it would be Proprietary Data if obtained from Partner, NASA will mark it with a restrictive notice and use reasonable efforts to protect it for two years after its development. During this restricted period the Data may be disclosed and used (under suitable protective conditions) for U.S. Government purposes only, and thereafter for any purpose. Partner must not disclose the Data without NASA's written approval during the restricted period. The restrictions placed on NASA do not apply to Data disclosing a NASA owned invention for which patent protection is being considered.

D. Publication of Results

The National Aeronautics and Space Act (51 U.S.C. § 20112) requires NASA to provide for the widest practicable and appropriate dissemination of information concerning its activities and the results thereof. As such, NASA may publish unclassified and non-Proprietary Data resulting from work performed under this Agreement. The Parties will coordinate publication of results allowing a reasonable time to review and comment.

E. Data Disclosing an Invention

If the Parties exchange Data disclosing an invention for which patent protection is being considered, and the furnishing Party identifies the Data as such when providing it to the Receiving Party, the Receiving Party shall withhold it from public disclosure for a reasonable time (one (1) year unless otherwise agreed or the Data is restricted for a longer period herein).

F. Copyright

Data exchanged with a copyright notice and with no restrictive notice is presumed to be published. The following royalty-free licenses apply.

1. If indicated on the Data that it was produced outside of this Agreement, it may be reproduced, distributed, and used to prepare derivative works only for carrying out the Receiving Party's responsibilities under this Agreement.

2. Data without the indication of 1. is presumed to be first produced under this Agreement. Except as otherwise provided in paragraph E. of this Article, and in the Invention and Patent Rights Article of this Agreement for protection of reported inventions, the Data may be reproduced, distributed, and used to prepare derivative works for any purpose.

G. Data Subject to Export Control

Whether or not marked, technical data subject to the export laws and regulations of the United States provided to Partner under this Agreement must not be given to foreign persons or transmitted outside the United States without proper U.S. Government authorization.

H. Handling of Background, Third Party Proprietary, and Controlled Government Data

1. NASA or Partner (as Disclosing Party) may provide the other Party or its Related Entities (as Receiving Party):

a. Proprietary Data developed at Disclosing Party's expense outside of this Agreement (referred to as Background Data);

b. Proprietary Data of third parties that Disclosing Party has agreed to protect or is required to protect under the Trade Secrets Act (18 U.S.C. § 1905) (referred to as Third Party Proprietary Data); and

c. U.S. Government Data, including software and related Data, Disclosing Party intends to control (referred to as Controlled Government Data).

2. All Background, Third Party Proprietary and Controlled Government Data provided by Disclosing Party to Receiving Party shall be marked by Disclosing Party with a restrictive notice and protected by Receiving Party in accordance with this Article.

3. Disclosing Party provides the following Data to Receiving Party. The lists below may not be comprehensive, are subject to change, and do not supersede any restrictive notice on the Data.

a. Background Data:

•	BAM-FX patent application 14/290,547, Notice of Allowance mailed 10/21/15 from the United States Patent and Trademark Office.
•	Trade secrets — manufacturing process

b. Third Party Proprietary Data:

None

c. Controlled Government Data:

None

d. NASA software and related Data will be provided to Partner under a separate Software Usage Agreement (SUA). Partner shall use and protect the related Data in accordance with this Article. Unless the SUA authorizes retention, or Partner enters into a license under 37 C.F.R. Part 404, the related Data shall be disposed of as NASA directs:

None

a. Use, disclose, or reproduce the Data only as necessary under this Agreement;

b. Safeguard the Data from unauthorized use and disclosure;

c. Allow access to the Data only to its employees and any Related Entity requiring access under this Agreement;

d. Except as otherwise indicated in 4.c., preclude disclosure outside Receiving Party's organization;

e. Notify its employees with access about their obligations under this Article and ensure their compliance, and notify any Related Entity with access about their obligations under this Article; and

f. Dispose of the Data as Disclosing Party directs.

I. Oral and visual information

If Partner discloses Proprietary Data orally or visually, NASA will have no duty to restrict, or liability for disclosure or use, unless Partner:

1. Orally informs NASA before initial disclosure that the Data is Proprietary Data, and

2. Reduces the Data to tangible form with a restrictive notice and gives it to NASA within ten (10) calendar days after disclosure.

ARTICLE 11. INTELLECTUAL PROPERTY RIGHTS - INVENTION AND PATENT

RIGHTS

A. General

1. NASA has determined that 51 U.S.C. § 20135(b) does not apply to this Agreement. Therefore, title to inventions made (conceived or first actually reduced to practice) under this Agreement remain with the respective inventing party(ies). No invention or patent rights are exchanged or granted under this Agreement, except as provided herein.

2. "Related Entity" as used in this Invention and Patent Rights Article shall have the same meaning as provided in Article 10.

3. The invention and patent rights herein apply to employees and Related Entities of Partner. Partner shall ensure that its employees and Related Entity employees know about and are bound by the obligations under this Article.

B. NASA Inventions

NASA will use reasonable efforts to report inventions made under this Agreement by its employees. Upon request, NASA will use reasonable efforts to grant Partner, under 37 C.F.R. Part 404, a negotiated license to any NASA invention made under this Agreement. This license is subject to paragraph E.1. of this Article.

C. NASA Related Entity Inventions

NASA will use reasonable efforts to report inventions made under this Agreement by its Related Entity employees, or jointly between NASA and Related Entity employees, where NASA has the right to acquire title. Upon request, NASA will use reasonable efforts to grant Partner, under 37 C.F.R. Part 404, a negotiated license to any of these inventions where NASA has acquired title. This license is subject to paragraph E.2. of this Article.

D. Joint Inventions With Partner

The Parties will use reasonable efforts to report, and cooperate in obtaining patent protection on, inventions made jointly between NASA employees, Partner employees, and employees of either Party's Related Entities. Upon timely request, NASA may, at its sole discretion and subject to paragraph E. of this Article:

1. refrain from exercising its undivided interest inconsistently with Partner's commercial business; or

2. use reasonable efforts to grant Partner, under 37 C.F.R. Part 404, an exclusive or partially exclusive negotiated license.

E. Rights to be Reserved in Partner's License

Any license granted Partner under paragraphs B., C., or D. of this Article is subject to the following:

1. For inventions made solely or jointly by NASA employees, NASA reserves the irrevocable, royalty-free right of the U.S. Government to practice the invention or have it practiced on behalf of the United States or on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement with the United States.

2. For inventions made solely or jointly by employees of a NASA Related Entity, NASA reserves the rights in 1. above, and a revocable, nonexclusive, royalty-free license retained by the Related Entity under 14 C.F.R. § 1245.108 or 37 C.F.R. § 401.14 (e).

F. Protection of Reported Inventions

For inventions reported under this Article, the Receiving Party shall withhold all invention reports or disclosures from public access for a reasonable time (1 year unless otherwise agreed or unless restricted longer herein) to facilitate establishment of patent rights.

G. Patent Filing Responsibilities and Costs

1. The invention and patent rights herein apply to any patent application or patents covering an invention made under this Agreement. Each Party is responsible for its own costs of obtaining and maintaining patents covering sole inventions of its employees. The Parties may agree otherwise, upon the reporting of any invention (sole or joint) or in any license granted.

2. Partner shall include the following in patent applications for an invention made jointly between NASA employees, its Related Entity employees and Partner employees:

The invention described herein may be manufactured and used by or for the U.S. Government for U.S. Government purposes without the payment of royalties thereon or therefore.

ARTICLE 12. USE OF NASA NAME AND EMBLEMS

A. NASA Name and Initials

Partner shall not use "National Aeronautics and Space Administration" or "NASA" in a way that creates the impression that a product or service has the authorization, support, sponsorship, or endorsement of NASA, which does not, in fact, exist. Except for releases under the "Release of General Information to the Public and Media" Article, Partner must submit any proposed public use of the NASA name or initials (including press releases and all promotional and advertising use) to the NASA Associate Administrator for the Office of Communications or designee ("NASA Communications") for review and approval. Approval by NASA Office of Communications shall be based on applicable law and policy governing the use of the NASA name and initials.

B. NASA Emblems

Use of NASA emblems (i.e., NASA Seal, NASA Insignia, NASA logotype, NASA Program Identifiers, and the NASA Flag) is governed by 14 C.F.R. Part 1221. Partner must submit any proposed use of the emblems to NASA Communications for review and approval.

ARTICLE 13. RELEASE OF GENERAL INFORMATION TO THE PUBLIC AND

MEDIA

NASA or Partner may, consistent with Federal law and this Agreement, release general information regarding its own participation in this Agreement as desired.

ARTICLE 14. DISCLAIMER OF WARRANTY

Goods, services, facilities, or equipment provided by NASA under this Agreement are provided "as is." NASA makes no express or implied warranty as to the condition of any such goods, services, facilities, or equipment, or as to the condition of any research or information generated under this Agreement, or as to any products made or developed under or as a result of this Agreement including as a result of the use of information generated hereunder, or as to the merchantability or fitness for a particular purpose of such research, information, or resulting product, or that the goods, services, facilities or equipment provided will accomplish the intended results or are safe for any purpose including the intended purpose, or that any of the above will not interfere with privately-owned rights of others. Neither the government nor its contractors shall be liable for special, consequential or incidental damages attributed to such equipment, facilities, technical information, or services provided under this Agreement or such research, information, or resulting products made or developed under or as a result of this Agreement.

ARTICLE 15. DISCLAIMER OF ENDORSEMENT

NASA does not endorse or sponsor any commercial product, service, or activity.

NASA's participation in this Agreement or provision of goods, services, facilities or equipment under this Agreement does not constitute endorsement by NASA. Partner agrees that nothing in this Agreement will be construed to imply that NASA authorizes, supports, endorses, or sponsors any product or service of Partner resulting from activities conducted under this Agreement, regardless of the fact that such product or service may employ NASA-developed technology.

ARTICLE 16. COMPLIANCE WITH LAWS AND REGULATIONS

A. The Parties shall comply with all applicable laws and regulations including, but not limited to, safety; security; export control; environmental; and suspension and debarment laws and regulations. Access by a Partner to NASA facilities or property, or to a NASA Information Technology (IT) system or application, is contingent upon compliance with NASA security and safety policies and guidelines including, but not limited to, standards on badging, credentials, and facility and IT system/application access.

B. With respect to any export control requirements:

1. The Parties will comply with all U.S. export control laws and regulations, including the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120 through 130, and the Export Administration Regulations (EAR), 15 C.F.R. Parts 730 through 799, in performing work under this Agreement or any Annex to this Agreement. In the absence of available license exemptions or exceptions, the Partner shall be responsible for obtaining the appropriate licenses or other approvals, if required, for exports of hardware, technical data and software, or for the provision of technical assistance.

2. The Partner shall be responsible for obtaining export licenses, if required, before utilizing foreign persons in the performance of work under this Agreement or any Annex under this Agreement, including instances where the work is to be performed on-site at NASA and where the foreign person will have access to export-controlled technical data or software.

3. The Partner will be responsible for all regulatory record-keeping requirements associated with the use of licenses and license exemptions or exceptions.

4. The Partner will be responsible for ensuring that the provisions of this Article apply to its Related Entities.

C With respect to suspension and debarment requirements:

1. The Partner hereby certifies, to the best of its knowledge and belief, that it has complied, and shall comply, with 2 C.F.R. Part 180, Subpart C, as supplemented by 2 C.F.R. Part 1880, Subpart C.

2. The Partner shall include language and requirements equivalent to those set forth in subparagraph C.1., above, in any lower-tier covered transaction entered into under this Agreement.

ARTICLE 17. TERM OF AGREEMENT

This Agreement becomes effective upon the date of the last signature below ("Effective Date") and shall remain in effect until the completion of all obligations of both Parties hereto, or five (5) years from the Effective Date, whichever comes first.

ARTICLE 18. RIGHT TO TERMINATE

Either Party may unilaterally terminate this Agreement by providing thirty (30) calendar days written notice to the other Party. In the event of such termination, Partner will be obligated to reimburse NASA for all costs for which the Partner was responsible and that have been incurred in support of this Agreement up to the date the termination notice is received by NASA. Where Partner terminates this Agreement, Partner will also be responsible for termination costs.

ARTICLE 19. CONTINUING OBLIGATIONS

The rights and obligations of the Parties that, by their nature, would continue beyond the expiration or termination of this Agreement, e.g., "Liability and Risk of Loss", "Intellectual Property Rights"-related clauses, and "Financial Obligations" shall survive such expiration or termination of this Agreement.

ARTICLE 20. POINTS OF CONTACT

The following personnel are designated as the Points of Contact between the Parties in the performance of this Agreement.

Management Points of Contact

NASA Ames Research Center David L. Bubenheim Research Scientist Earth Science Divison Mail Stop: 239-15 Moffett Field, CA 94035 Phone: (650) 604-3209 david.l.bubenheim@nasa.gov	Zero Gravity Solutions, Inc. Glenn A. Stinebaugh Chief Executive Officer & President 190 NW Spanish River Blvd. Suite 101 Boca Raton, FL 33431 Phone: 561-416-0400 gstinebaugh@zerogsi.com

ARTICLE 21. DISPUTE RESOLUTION

Except as otherwise provided in the Article entitled "Priority of Use," the Article entitled "Intellectual Property Rights — Invention and Patent Rights" (for those activities governed by 37 C.F.R. Part 404), and those situations where a pre-existing statutory or regulatory system exists (e.g., under the Freedom of Information Act, 5 U.S.C. § 552), all disputes concerning questions of fact or law arising under this Agreement shall be referred by the claimant in writing to the appropriate person identified in this Agreement as the "Points of Contact." The persons identified as the "Points of Contact" for NASA and the Partner will consult and attempt to resolve all issues arising from the implementation of this Agreement. If they are unable to come to agreement on any issue, the dispute will be referred to the signatories to this Agreement, or their designees, for joint resolution. If the Parties remain unable to resolve the dispute, then the NASA signatory or that person's designee, as applicable, will issue a written decision that will be the final agency decision for the purpose of judicial review. Nothing in this Article limits or prevents either Party from pursuing any other right or remedy available by law upon the issuance of the final agency decision.

ARTICLE 22. MODIFICATIONS

Any modification to this Agreement shall be executed, in writing, and signed by an authorized representative of NASA and the Partner.

ARTICLE 23. ASSIGNMENT

Neither this Agreement nor any interest arising under it will be assigned by the Partner or NASA without the express written consent of the officials executing, or successors, or higher- level officials possessing original or delegated authority to execute this Agreement.

ARTICLE 24. APPLICABLE LAW

U.S. Federal law governs this Agreement for all purposes, including, but not limited to, determining the validity of the Agreement, the meaning of its provisions, and the rights, obligations and remedies of the Parties.

ARTICLE 25. INDEPENDENT RELATIONSHIP

This Agreement is not intended to constitute, create, give effect to or otherwise recognize a joint venture, partnership, or formal business organization, or agency agreement of any kind, and the rights and obligations of the Parties shall be only those expressly set forth herein.

ARTICLE 26. SIGNATORY AUTHORITY

The signatories to this Agreement covenant and warrant that they have authority to execute this Agreement. By signing below, the undersigned agrees to the above terms and conditions.